UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. 1)

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☐	Definitive Proxy Statement

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AGAPE ATP CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Agape ATP Corporation

Amendment to Definitive Proxy Statement Relating to the Annual Meeting of Stockholders to be held on June 28, 2024

EXPLANATORY NOTE

This proxy statement amendment (this “Amendment”) updates and amends our definitive proxy statement (the “Proxy Statement”) filed with the Securities and Exchange Commission on June 3, 2024 regarding the 2024 Annual Meeting of Stockholders of Agape ATP Corporation (the “Annual Meeting”) to be held at 2:00 p.m., Malaysia Time on June 28, 2024 (2:00 a.m., Eastern Time), at our office at 1705 – 1708, Level 17, Tower 2, Faber Towers, Jalan Desa Bahagia, Taman Desa, Kuala Lumpur, Malaysia (Postal Code: 58100). Except as updated by this Amendment, all information set forth in the Proxy Statement remains unchanged and should be considered in casting your vote by proxy or in person at the Annual Meeting. Capitalized terms not defined in this Amendment have the meanings set forth in the Proxy Statement. A copy of our 2023 Annual Report on 10-K (the “Annual Report”) is available on the Company’s website at https://www.agapeatpgroup.com/ under SEC filing and in print upon request. Our proxy statement are first being mailed to Stockholders on or about June 4, 2024. The Company’s SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, NE, Room 1580, Washington, DC 20549. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference room. From and after the date of this Amendment, all references to the “Proxy Statement” are to the Proxy Statement as amended hereby. The Proxy Statement contains important information, and this Amendment should be read in conjunction with the Proxy Statement.

If you have already voted and would like to change or revoke your vote on any proposal, please refer to the disclosure in the Proxy Statement for instructions on how to do so.

The primary purpose of this Amendment is to provide revised disclosures on the age of the persons nominated by the Board for election in the table below.

Information Regarding our Directors

Director Nominee	Age	Position	Director Since
How Kok Choong	61	Director	2017

Wilfrendo Fernando Cortizo,	68	Director	2023

Ramesh Ruben Louis	47	Independent Director	2023

Vong John Hing	71	Independent Director	2023

Chee Chin Aik	45	Independent Director	2023